Exhibit 4.2
STOCKHOLDERS’ AGREEMENT
of
ENTRATA, INC.
Dated as of        , 2026

STOCKHOLDERS’ AGREEMENT
OF
ENTRATA, INC.
THIS STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of        , 2026 by and among ENTRATA, INC., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS:
WHEREAS, the Stockholders were party to that certain Amended and Restated Stockholders Agreement, dated as of May 9, 2025 (the “Prior Stockholders Agreement”) among the Company and the parties thereto;
WHEREAS, the Prior Stockholders Agreement was terminated by SLP Emblem Aggregator II, L.P., a Delaware limited partnership and SLP Emblem Aggregator, L.P., a Delaware limited partnership (each, a “Silver Lake Stockholder” and, collectively, the “Silver Lake Stockholders”), in accordance with the terms thereof, in connection with the initial public offering (the “IPO”) of the Company’s Class A Common Stock; and
WHEREAS, in connection with, and effective upon, the Initial Effective Time (as defined herein), the parties hereto desire to enter into this Agreement that governs certain of their rights, duties and obligations with respect to their ownership of Equity Securities after the closing of the IPO.
AGREEMENT:
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:
ARTICLE 1. GENERAL.
1.1    Definitions. As used in this Agreement the following terms shall have the following respective meanings:
(a)    “Additional Stockholder” means a stockholder added to this Agreement pursuant to Section 5.12.
(b)    “Affiliate” means (i) with respect to any Person (other than a Stockholder), an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act, and (ii) with respect to a Stockholder, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act and any investment fund, vehicle or holding company of which such Stockholder or an Affiliate of such Stockholder serves as the general partner, managing member or discretionary manager or advisor; provided, however, that notwithstanding the foregoing, (x) an Affiliate of a Stockholder shall not include any Portfolio Company of such Stockholder or any limited partners of such Stockholder and (y) a Stockholder or any of its Affiliates shall not be considered an Affiliate of the other Stockholders solely by virtue of this Agreement.
(c)    “Applicable Exchange” means the primary stock exchange, including without limitation the New York Stock Exchange or the NASDAQ Stock Market, upon which the Common Stock is listed, as determined by the Company.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Business Day” means a day, other than a Saturday, Sunday or other day on which banks located in New York, New York or Salt Lake City, Utah are authorized or required by law to close.
(f)    “Bylaws” means the Amended and Restated Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.
(g)    “Change in Control” means (i) the sale, lease or other disposition in a transaction or series of related transactions of all or substantially all of the assets of the Company to a Person that is not the Silver Lake Group (or any member(s) thereof) or a Silver Lake Affiliate or (ii) an acquisition of the Company by another Person by stock sale, consolidation, merger or other reorganization in a transaction or series of related transactions following which any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than the Silver Lake Group or any member(s) thereof, beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than fifty percent (50%) of the voting power of the Company; provided, that (x) a merger effected exclusively for the purpose of changing the domicile of the Company and (y) a stock sale, consolidation, merger or other reorganization in a transaction or series of related transactions with the Silver Lake Group (or any member(s) thereof) or a Silver Lake Affiliate shall not constitute a Change in Control.
(h)    “Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.
(i)    “Class A Common Stock” means the Class A common stock, $0.001 par value per share, of the Company.
(j)    “Class B Common Stock” means the Class B common stock, $0.001 par value per share, of the Company.

(k)    “Class C Common Stock” means the Class C common stock, $0.001 par value per share, of the Company.
“Common Stock” means, collectively, the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.
(l)    “Equity Securities” means (i) any Common Stock or preferred stock of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock or preferred stock of the Company (including any option to purchase such a security), (iii) any Common Stock underlying any security referred to in clause (ii), (iv) any security carrying any option, warrant or right to subscribe to or purchase any Common Stock or preferred stock of the Company or other security referred to in clause (ii), or (v) any such option, warrant or right.
(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)    “Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
(o)    “Immediate Family” means with respect to an individual, any spouse, domestic partner designated in good faith by such individual, sibling, parent or child of such individual.
(p)    “Initial Effective Time” means the date and time that the SEC declared effective the registration statement pursuant to which Common Stock was sold in the IPO.
(q)    “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority.
(r)    “Management Stockholders” mean the Stockholders listed on Exhibit A hereto and their Permitted Transferees.
(s)    “Necessary Action” means, with respect to a specified result, all actions necessary to cause such result, including (i) calling special Board and stockholders meetings, (ii) voting or providing a written consent or proxy with respect to the Equity Securities, whether at any annual or special meeting, by written consent or otherwise, (iii) causing the adoption of stockholders’ resolutions and amendments to organizational documents of the Company or its Subsidiaries, (iv) causing members of the Board to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (v) executing agreements and instruments, (vi) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (vii) nominating or appointing, or taking steps to cause the nomination or appointment of, certain Persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such Persons to the Board or any committee thereof, including in connection with the annual or special meeting of stockholders of the Company.
(t)    “Permitted Transfer” means a Transfer by a Person that is (i) an individual Transferring to a trust or estate planning vehicle of such individual that is solely controlled by such individual and the beneficiaries of which are comprised solely of such individual and/or the members of the Immediate Family of such individual; provided, that any such Transfer is for bona fide inheritance or estate planning purposes or (ii) a member of the Silver Lake Transferee Group Transferring to any Person in a transaction or series of related transactions not involving a public offering unless the Silver Lake Transferee Group elects in writing not to deem such transferee to be a “Silver Lake Transferee” for purposes of this Agreement; provided, in each case, that the transferee (other than a transferee that already is party to this Agreement) will agree to be subject to the terms of this Agreement (subject to any limitation on the assignment of rights by such Person to the transferee in connection with such Transfer) by executing and delivering a joinder agreement, substantially in the form of Exhibit B-1 hereto (in the case of a Transfer by a Management Stockholder) or Exhibit B-2 hereto (in the case of a Transfer by any member of the Silver Lake Transferee Group).
(u)    “Permitted Transferee” shall mean any Person who acquires Equity Securities pursuant to a Permitted Transfer.
(v)    “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, government agency, or other entity.
(w)    “Portfolio Company” shall mean, with respect to any Person that is a private equity sponsor, an operating company the voting stock of which is held, directly or indirectly, by such Person or one of its Affiliates.
(x)    “SEC” means the Securities and Exchange Commission.
(y)    “Securities Act” means the Securities Act of 1933, as amended.
(z)    “Silver Lake” means the Silver Lake Stockholders and their affiliated management companies and investment vehicles.
(aa)    “Silver Lake Affiliate” means any other Person with regard to which Silver Lake, directly or indirectly, controls, is controlled by or is commonly controlled. For purposes of the preceding sentence, “control” shall mean the power to direct the principal business management and activities of a Person, whether through ownership of voting securities, by agreement (including, without limitation, in connection with any voting trust, proxy arrangement or similar device), or otherwise.
(bb)    “Silver Lake Transferee” means each and every direct and indirect transferee of any Silver Lake Stockholder (including transferees of shares from any member of the Silver

Lake Transferee Group so long as such shares were originally held by a Silver Lake Stockholder at the time of the closing of the IPO), in each case, pursuant to clause (ii) of the definition of “Permitted Transfer” other than a Person the Silver Lake Transferee Group elects in writing not to be a Silver Lake Transferee pursuant to clause (ii) of the definition of “Permitted Transferee.”
(cc)    “Silver Lake Transferee Group” means each of the Silver Lake Stockholders and each and every Silver Lake Transferee. Unless the Company is otherwise notified in writing by Silver Lake, Silver Lake shall at all times serve as the designated representative to act on behalf of the Silver Lake Transferee Group for purposes of this Agreement and shall have the sole power and authority to bind the Silver Lake Transferee Group with respect to all provisions of this Agreement; provided, however, that if Silver Lake chooses to cease to serve as the designated representative of the Silver Lake Transferee Group, then Silver Lake or, in the absence of Silver Lake doing so, a majority in interest of the members of the Silver Lake Transferee Group at such time shall designate and appoint one member of the Silver Lake Transferee Group to serve as the designated representative of the Silver Lake Transferee Group for purposes of this Agreement, which designee (and any successor thereafter designated and appointed) shall have the sole power and authority to bind the Silver Lake Transferee Group with respect to all provisions of this Agreement. The Company and the Stockholders shall be entitled to rely on all actions taken by Silver Lake or such designee on behalf of the Silver Lake Transferee Group.
(dd)    “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned by that Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity.
(ee)    “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Law, directly or indirectly, of any Equity Securities.

1.2    Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the terms defined in this Agreement have the meanings assigned to them in this Agreement, and words in the singular include the plural and words in the plural include the singular;
(b)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
(c)    all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement;
(d)    “or” is not exclusive;
(e)    “including” means including without limitation; and
(f)    references to numbers of shares in this Agreement, shall be appropriately adjusted to reflect any stock dividend, stock split, combination or other recapitalization or reclassification of shares by the Company occurring after the date of this Agreement.
ARTICLE 2. CORPORATE GOVERNANCE.
2.1    Silver Lake Designees to be Nominated for Election of Directors. The Silver Lake Transferee Group shall have the right, but not the obligation, to designate for nomination by the Board (and any committee thereof) to be elected to the Board a number of individuals equal to the percentage of the issued and outstanding Common Stock beneficially owned by the Silver Lake Transferee Group multiplied by the total number of authorized directors of the Board, rounded up to the nearest whole number.
2.2    Vacancies on the Board. The Silver Lake Transferee Group shall have the right to designate individuals to fill vacancies on the Board that are created by reason of death, removal or resignation of individuals designated to the Board by the Silver Lake Transferee Group pursuant to Section 2.1; and the Company and the Board agree to take all Necessary Action to cause such new designee to fill any such vacancy.
2.3    Director Independence. Notwithstanding anything to the contrary in Section 2.1, if the Company ceases to qualify as a “controlled company” (or such similar term) under the rules of the Applicable Exchange (or the rules of any other exchange on which the Common Stock is listed), the Silver Lake Transferee Group shall, if necessary, within one (1) year after the Company ceases to qualify as such, cause a sufficient number of their respective designees to qualify as “independent directors” under such rules to ensure that the Board complies with applicable independence rules. To the extent permitted by the Charter then in effect, the Company shall be permitted, if necessary, and the Silver Lake Transferee Group shall take all Necessary Action within its control, to increase the number of authorized directors and cause the newly created directorships resulting therefrom to be filled so as to comply with applicable independence rules.
2.4    Necessary Actions. Except as otherwise prohibited by applicable Law or the Company’s Charter or Bylaws then in effect, the Company shall take all Necessary Action to cause each such nominee or designee to the Board that is permitted to be nominated or designated in accordance with Section 2.1 or 2.2 to be (x) included in the Board’s slate of nominees to the stockholders of the Company for each election of directors (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and (y) included in the proxy statement (if any) prepared by the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.
2.5    Adjustments. If at any time the Silver Lake Transferee Group has nominated or appointed fewer than the total number of individuals that it is then entitled to nominate or appoint pursuant to Section 2.1, the Silver Lake Transferee Group shall have the right, at any time and from time to time, to nominate or appoint or cause to be nominated or appointed to the Board as directors an additional number of individuals up to the difference between the total number of individuals that the Silver Lake Transferee Group is then entitled to nominate or appoint and the number of individuals theretofore nominated or appointed by the Silver Lake Transferee Group and who are then serving on the Board. Upon the election of the Silver Lake Transferee Group to nominate or appoint or cause the nomination or appointment of any individual pursuant to this Section 2.5, the total number of directors shall be automatically increased to enable the appointment of such individual as a nominee of the Silver Lake Transferee Group and the Company shall, to the extent required, take all Necessary Action to cause to cause such individual to be elected or appointed to the Board. The Company will ensure at all times during the term of this Agreement that its Certificate of Incorporation and Bylaws will not contain any limitation on the number of authorized directors that would prevent it from complying with the foregoing sentence and, if it is determined that any provision of the Certificate of Incorporation or Bylaws would impose any such limitation, the Company will take all Necessary Action to revise such provision such that the Company is not prevented from complying with the foregoing sentence.
2.6    Elections. The failure of the stockholders of the Company to elect any nominee of the Silver Lake Transferee Group shall not affect the right of the Silver Lake Transferee Group to exercise its rights under Section 2.1, including its right to designate a nominee for election pursuant to Section 2.1 in connection with any future election of directors of the Company or to designate a replacement nominee for election or to fill a vacancy on the Board.
2.7    Withdrawal of Nominees or Designees. Notwithstanding the other provisions of this Article 2, the Company shall not be obligated to cause to be nominated for election to the Board (or to be included in the Board’s slate of nominees to the Company’s stockholders or any proxy statement prepared by the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board) or recommend to the Company’s stockholders the election of any nominee or designee in the event that (i) the Board determines in good faith, based on the advice of reputable outside legal counsel, that such action would constitute a breach of its fiduciary duties or (ii) the Company objects to such nominee or designee because such nominee or designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or such person is currently the target of an investigation by any governmental authority or agency relating to felonious criminal activity or is subject to any order, decree, or judgment of any court or agency prohibiting service as a director of any public company or providing investment or financial advisory services. In the event of any such non-approval, the Silver Lake Transferee Group shall withdraw the nomination or designation of such proposed nominee or designee and specify a replacement therefor (which replacement nominee or designee shall also be subject to the requirements of this Section 2.7). The Company shall promptly notify the Silver Lake Transferee Group in writing of any objection to a nominee or designee in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors, and the Company shall use its reasonable best efforts to enable the Silver Lake Transferee Group to promptly propose a replacement nominee or designee in accordance with the terms of this Agreement.
2.8    Resignation. If the Silver Lake Transferee Group Transfers Common Stock such that it would be entitled to designate a lesser number of directors pursuant to Section 2.1 than it has so designated at such time, the Silver Lake Transferee Group shall use its reasonable best efforts to cause such number of its director nominees and/or designees to offer to resign as a director effective as of the Company’s next annual meeting of stockholders so that the number of its director nominees and designees, as of such meeting and assuming the acceptance of such resignation, would not exceed the number it is entitled to pursuant to Section 2.1; provided, that, for the avoidance of doubt, such resignation may be made effective as of the last day of the then-current term of such director. Notwithstanding the foregoing, neither the Company nor the Board shall be required to accept any such resignation.
2.9    Director’s Expense Reimbursement. All directors will be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board (including any committee thereof).
2.10    Committees. For so long as the Silver Lake Transferee Group has the right to designate at least one (1) director to the Board pursuant to Section 2.1, the Silver Lake Transferee Group shall have the right, but not the obligation, to designate one (1) director designated to the Board pursuant to Section 2.1 to serve as a member on any then-existing committee of the Board; provided, that the right of any director to serve on a committee shall be subject to applicable Law and the Company’s obligation to comply with any applicable independence requirements of the Applicable Exchange.
2.11    Consent Rights. Until the later of (i) the date the Silver Lake Transferee Group and their Affiliates cease to beneficially own at least 10% of the number of shares of Common Stock outstanding immediately prior to giving effect to the closing of the IPO, and (ii) the Sunset

Date (as defined in the Charter), the following actions by the Company or any of its Subsidiaries shall require the approval, in addition to any approval by the stockholders of the Company or the Board’s approval (or the approval of the required governing body of any Subsidiary of the Company), of the Silver Lake Transferee Group:
(a)    entering into or effecting a Change in Control;
(b)    entering into, or materially amending, any agreement providing for the acquisition or divestiture of assets or Equity Securities of any Person, in each case providing for aggregate consideration in excess of $100 million;
(c)    entering into, or materially amending, any joint venture or similar business alliance having a fair market value as of the date of formation thereof (as reasonably determined by the Board) in excess of $100 million;
(d)    issuing, or materially amending the terms of, Equity Securities, other than issuances made under or pursuant to the Entrata, Inc. 2026 Equity Incentive Plan, the Entrata, Inc. 2026 Employee Stock Purchase Plan and such other equity incentive plans that have been duly approved and adopted by stockholders holding a majority of the Common Stock of the Company;
(e)    incurring indebtedness for borrowed money (including through capital leases, incurrence of loans, issuance of debt securities or guarantee of indebtedness of another Person) in an aggregate principal amount in excess of $100 million or materially amending the terms thereof, other than (x) the incurrence of trade payables arising in the ordinary course of business of the Company and its Subsidiaries or (y) borrowings under the Company’s revolving credit facility (or amendments, extensions, or replacements thereof); provided, that the initial entry into the revolving credit facility and any increase in borrowing capacity thereunder in excess of such amount above shall be subject to approval as set forth in this Section;
(f)    increasing or reducing the size of the Board;
(g)    initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving the Company or any of its significant subsidiaries;
(h)    terminating the employment of the Chief Executive Officer of the Company or hiring a new Chief Executive Officer of the Company;
(i)    making any material change in the nature of the business conducted by the Company or its Subsidiaries;
(j)    paying or declaring of any dividend or distribution on any Equity Securities of the Company or any of its non-wholly-owned Subsidiaries;
(k)    any amendment, restatement or modification of the Charter or Bylaws of the Company;

(l)    any redemption, repurchase or other acquisition by the Company of its Equity Securities or any declaration thereof, other than the redemption, repurchase or other acquisition by the Company of any Equity Securities of any director, officer, independent contractor or employee in connection with the termination of the employment or services of such director, officer, independent contractor or employee as contemplated by the applicable equity compensation plan or award agreement with respect to such Equity Securities; and
(m)    any adoption, approval or issuance of any “poison pill,” stockholder or similar rights plan by the Company or its Subsidiaries or any amendment, restatement, modification or waiver of such plan after the adoption thereof has been approved by the Silver Lake Transferee Group in accordance with this Section 2.11.
2.12    Voting Agreement. Each Management Stockholder party hereto agrees with the Company to take all Necessary Action reasonably available within their power, including casting all votes to which such party is entitled in respect of the Equity Securities such Management Stockholder beneficially owns, whether at any annual or special meeting, by written consent or otherwise, so as to vote such Equity Securities on all matters submitted to the stockholders of the Company in accordance with the recommendation of the Board, including without limitation with respect to the election of directors of the Board.
2.13    Permitted Disclosure. Each Board nominee and designee of the Silver Lake Transferee Group is permitted to disclose confidential, non-public information about the Company and its Affiliates (including any materials received in their capacities as members of a Board or committee of the Company or any Subsidiary) that he or she receives as a result of being a director of the Board with the Silver Lake Affiliates and their respective Affiliates, limited partners, members and direct and indirect investors, in each case, on a confidential basis, subject to his or her fiduciary duties under Delaware law.
2.14    Policies. For so long as a designee of the Silver Lake Transferee Group is serving or participating on the Board, (i) the Company shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to the Company of any trades in the Company’s securities) or similar guideline or policy with respect to the trading of securities of the Company that applies to any Stockholder in its capacity as such or any Stockholder’s Affiliates (including a policy that limits, prohibits, or restricts any Stockholder or its Affiliates from entering into any hedging or derivative arrangements), in each case other than any director designee of such Stockholder (including a designee of the Silver Lake Transferee Group) solely in his or her individual capacity, (ii) any share ownership requirement for a designee of the Silver Lake Transferee Group serving on the Board will be deemed satisfied by the securities owned by Silver Lake and/or its Affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the transfers of securities by Silver Lake or its Affiliates and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by a designee of the Silver Lake Transferee Group (x) accepting an invitation to serve on another board of directors of a company whose principal lines(s) of business do not compete with the principal line(s) of business of the

Company or failing to notify an officer or director of the Company prior to doing so, (y) receiving compensation from Silver Lake or its Affiliates, or (z) failing to offer his or her resignation from the Board except as otherwise expressly provided in this Agreement, and, in each case of (i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 2.14 shall not apply to the extent inconsistent with this Section 2.14.
ARTICLE 3. COVENANTS AND AGREEMENTS.
3.1    Books and Records; Access; Certain Reports.
(a)    The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. For so long as the Silver Lake Transferee Group has the right to designate at least one (1) Director pursuant to Section 2.1, the Company shall, and shall cause its Subsidiaries to, permit any member of the Silver Lake Transferee Group and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to provide any information under this Section 3.1(a) to the extent, the Company reasonably believes, based on the advice of reputable outside legal counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information.
(b)    So long as the Silver Lake Transferee Group has the right to designate at least one (1) Director pursuant to Section 2.1, the Company shall deliver or cause to be delivered to the Silver Lake Transferee Group at its request:
(i)    to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries consistent with past practice; and
(ii)    such other reports and information as may be reasonably requested by the Silver Lake Transferee Group;
provided, however, that the Company shall not be required to provide any information under this Section 3.1(b), to the extent, the Company reasonably believes, based on the advice of reputable outside legal counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information.
3.2    Confidentiality. Each Stockholder agrees, for so long as such Stockholder owns any Equity Securities and for a period of two (2) years following the date upon which such Stockholder ceases to own any Equity Securities, to keep confidential, any non-public information provided to such Stockholder by the Company; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or required by any governmental agency, other regulatory authority or the Applicable Exchange (including, without limitation, by deposition, interrogatory, request for documents, oral questions, subpoena, civil investigative demand, administrative proceeding or similar process); (ii) that is in the public domain or becomes generally available to the public, in each case, other than as a result of the disclosure by the parties in violation of this Agreement; (iii) is or becomes available on a non-confidential basis to a Stockholder from a source other than the Company; provided that such source is not subject to any obligation of confidentiality to Company; (iv) is independently developed by Stockholder without violating this Agreement; (v) to a Stockholder’s advisors, representatives and Affiliates (which for the Silver Lake Transferee Group shall include, directors, officers, employees, agents, consultants, financing sources and direct and indirect, current and prospective limited partners and investors in the ordinary course of their business); provided that such advisors, representatives and Affiliates shall have been advised of this Agreement and shall have been directed to comply with the confidentiality provisions hereof, or shall otherwise be bound by customary obligations of confidentiality, and the applicable Stockholder shall be responsible for any breach of or failure to comply with the provisions of this Section 3.2 applicable to Affiliates who receive confidential information about the Company from such Stockholder; or (vi) to any prospective purchaser of a Stockholder’s Shares; provided that (A) such prospective purchaser shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof and (B) the prospective purchaser shall be responsible for any breach of or failure to comply with this Agreement by any of its Affiliates and such prospective purchaser agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its advisors, representatives and Affiliates from prohibited or unauthorized disclosure or use of any confidential information.
3.3    Directors’ Liability and Indemnification; Insurance.
(a)    On and after the Initial Effective Time, the Company’s Charter and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by Law and (b) for indemnification of directors for acts on behalf of the Company (including, without limitation, the advancement of expenses (including attorney’s fees) incurred in appearing at, participating in or defending any applicable proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses) to the maximum extent permitted by Law; provided however that except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such director, the Company shall indemnify any such director in connection with a proceeding (or part thereof) initiated by such director only if such proceeding (or part thereof) was authorized by the Board.
(b)    The Company shall at all times maintain a policy or policies of insurance providing directors’ and officers’ liability insurance to the extent reasonably satisfactory to the Silver Lake Transferee Group.

3.4    Spin-Offs and Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a stockholders agreement with the Stockholders that provides the Stockholders with rights and obligations vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.
3.5    Pledges. Upon the request of any member of the Silver Lake Transferee Group that wishes to pledge, hypothecate or grant security interests in any or all of the shares of Common Stock held by it including to banks or other financial institutions as collateral or security for loans, advances or extensions of credit, the Company will provide the following cooperation: (i) subject to applicable law, using reasonable efforts to remove any restrictive legends on certificates representing pledged Common Stock and depositing such pledged Common Stock in book entry form on the books of The Depository Trust Company when eligible to do so, (ii) if so requested by such lender or counterparty, as applicable, using commercially reasonable efforts to re-issue the pledged Common Stock in book entry form on the books of the Company’s transfer agent and/or the re-register the pledged Common Stock in the name of the relevant lender, counterparty, custodian or similar party, solely as securities intermediary and only to the extent a member of the Silver Lake Transferee Group continues to beneficially own such pledged Common Stock, (iii) entering into an issuer agreement which agreement shall include, without limitation, agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure, acknowledgments regarding corporate policy, if applicable, certain acknowledgments regarding securities law status of the pledge arrangements, with such changes as are reasonably requested by such lender and customary for similar financings and not inconsistent with the Company’s obligations under applicable law and (iv) such other cooperation and assistance as such member of the Silver Lake Transferee Group may reasonably request that will not unreasonably disrupt the operation of the Company’s business.
3.6    Company Cooperation in connection with Transfers by Members of the Silver Lake Transferee Group. In connection with a Transfer or proposed Transfer of Equity Securities by any member of the Silver Lake Transferee Group and if requested by such member of the Silver Lake Transferee Group, the Company shall use its reasonable best efforts to cooperate in such Transfer of Equity Securities, including, without limitation, by (i) providing such member of the Silver Lake Transferee Group, any potential transferee in a Permitted Transfer and their respective Representatives opportunities to conduct a reasonable investigation of the Company and making available for inspection all properties, facilities, material contracts and books and records, including financial statements, projections and accountants’ work papers of the Company, as well as access to the officers, management, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives of the Company and its Subsidiaries as may be required or requested in connection with such transaction, (ii) promptly furnishing to the transferor, transferee or acquiror and its or their advisors and representatives financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the transferor and (iii) causing all of the Company’s officers, directors and employees (and using its reasonable best efforts to cause its auditors) to supply all information reasonably requested by Silver Lake Transferee Group and/or such Transferee and their respective Representatives in connection with such Transfer, including by causing senior management, with appropriate seniority and expertise (and using its reasonable best efforts to cause its auditors), to participate in customary meetings, drafting sessions and due diligence sessions in connection with any such Transfer (subject to, if requested by the Company, each party referred to in this Section 3.6 entering into customary confidentiality agreements in a form reasonably acceptable to the Company); provided, however, that the Company shall not be required to provide any information under this Section 3.6 to the extent, the Company reasonably believes, based on the advice of reputable outside legal counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information. The Company shall assist the transferor and their advisors and/or representatives in the preparation and execution of any documents in connection with such sale or Transfer, each of subclauses (i) through (iii) to the extent reasonably requested and required for such sale or transfer to be effectuated, and agrees to provide, and shall cause its Subsidiaries and controlled Affiliates and its and their respective officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives to provide, such cooperation as may reasonably be requested (including with respect to timeliness) in connection with and to assist in the structuring and/or facilitation of any such sale or Transfer. Without limiting the foregoing, no such information shall be used by such Person as the basis for any market transactions in securities of the Company in violation of Law.
3.7    Corporate Opportunities. The Charter shall provide for a renunciation by the Company of corporate opportunities presented to Silver Lake, any of the Company’s non-employee directors (and their respective Affiliates and director designees) to the maximum extent permitted by Section 122(17) of the Delaware General Corporation Law and on the terms and conditions set forth in Article XI of the Charter to be entered into in connection with the IPO. The Management Stockholders each, individually, agree with the Company and the Company covenants to take all Necessary Action to ensure that the provisions in respect of corporate opportunities set forth in the Charter in the form proposed to be entered into in connection with the IPO are not amended, modified or supplemented in any manner, without the prior written consent of the Silver Lake Transferee Group.
3.8    Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction, or if the Company reasonably believes there is otherwise any event or circumstance that may result in Silver Lake, any Silver Lake Affiliate and/or any member of the Silver Lake Transferee Group being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if one or more designees of the Silver Lake Transferee Group is serving or participating on the Board at such time or has served on the Board during the preceding six months, then upon request of the Silver Lake Transferee Group, (i) the Board or a committee composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Company or derivatives thereof for the express purpose of exempting the interests of Silver Lake, any Silver Lake Affiliate, the Silver Lake Transferee Group (in each case, to the extent such persons may be deemed to be a director or “directors by deputization”) and such Board designee(s) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent applicable and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Company Capital Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by Silver Lake, any Silver Lake Affiliate and/or any member of the Silver Lake Transferee Group or any such Board designee of equity securities of such other issuer or derivatives thereof and (C) such other issuer of which a designee of Silver Lake, any Silver Lake Affiliate and/or any member of the Silver Lake Transferee Group serves as a member of its board of directors (or its equivalent), then the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of Silver Lake, such Silver Lake Affiliate, the Silver Lake Transferee Group (in each case, to the extent such persons may be deemed to be a director or “directors by deputization” of such other issuer) or any such member in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent applicable.
ARTICLE 4. MISCELLANEOUS.
4.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.
4.2    Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.13 shall be deemed effective service of process on such party.
4.3    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF,

DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
4.4    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by Law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.
4.5    Successors and Assigns; Mergers and Reorganization.
(a)    Neither the Company nor any Management Stockholder shall assign all or any part of this Agreement, unless in connection with a Permitted Transfer, without the prior written consent of the Company and the Silver Lake Transferee Group. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators (including, for the avoidance of doubt, any Person that is the parent company of such entity); provided, however, that prior to the receipt by the Company of adequate written notice of the Permitted Transfer in accordance with the provisions of this Agreement and specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends.
(b)    If the Company (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each case of clauses (i) and (ii), the Company shall cause such Person that is the surviving entity or acquirer of the assets of the Company (and any Person that is the parent company of such surviving entity or acquirer in which a Stockholder receives securities in connection with such transaction) to execute a stockholders agreement with terms that are substantially equivalent to the terms of this Agreement, applied mutatis mutandis to such Person and its securities, such that such Person shall assume all of the obligations of the Company set forth in this Agreement.

4.6    Entire Agreement. This Agreement and the Exhibits and Schedules hereto (and, with respect to any Management Stockholder, the equity incentive plans of the Company, any award agreements relating thereto and any agreement relating to the employment or compensation of such Management Stockholder entered into with the Company, in each case, to the extent any Equity Securities held by Management Stockholders were issued pursuant thereto), in addition to the services agreement, dated March 13, 2022, between Silver Lake Management Company IV, L.L.C. and the Company, as amended, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
4.7    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
4.8    Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be amended, modified or waived only upon the written consent of the Company and the Silver Lake Transferee Group. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.
4.9    Termination. Except with respect to Article 1 (General), Section 3.7 (Corporate Opportunity Waiver) and this Article 4 (Miscellaneous), this Agreement shall continue in full force and effect from the date hereof through the earlier of the following dates, on which date it shall terminate:
(a)    with respect to Section 2.1 through Section 2.10, the date that the Silver Lake Transferee Group owns less than 5% of the issued and outstanding Common Stock;
(b)    with respect to any Management Stockholder and its Permitted Transferees, the date that such Management Stockholder and its Permitted Transferees no longer beneficially own any Equity Securities
(c)    the date specified in writing by (i) the Company and (ii) the Silver Lake Transferee Group
; provided that the Silver Lake Transferee Group may also, without terminating this Agreement or the application of this Agreement to the other parties hereto, terminate the application of all or any part of this Agreement as to the members of the Silver Lake Transferee Group, at any time by written notice to the Company, and, if the Silver Lake Transferee Group so elects in such notice, the Silver Lake Transferee Group shall thereafter cease to be a party to this Agreement.

4.10    Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
4.11    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.
4.12    Several and Not Joint. The obligations of each Stockholder and each Silver Lake Transferee are several and not joint. In addition, the obligations of the Silver Lake Group, on the one hand, and each Silver Lake Transferee, on the other hand, are several and not joint.
4.13    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail (provided no bounce-back or error message is received by the sender) if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or the signature pages to the joinder agreement substantially in the form of Exhibit B-1 or B-2 hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.
4.14    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
4.15    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.
4.16    Indemnification Agreements. The Company has entered into and shall at all times maintain in effect an indemnification agreement with each director designated and elected to the Board pursuant to Section 2.1 hereof, in such form as has been previously agreed to by each of the Company and Silver Lake.
4.17    Indemnification of the Silver Lake Transferee Group.
(a)    To the fullest extent permitted by applicable law, the Company will, and will cause each of its Subsidiaries and any other exempted companies, corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”) to, indemnify, exonerate and hold the Silver Lake Transferee Group and each of their respective partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration or claim arising directly or indirectly out of, or in any way relating to, (i) the Silver Lake Transferee Group’s or its Affiliates’ ownership of Equity Securities or the Silver Lake Transferee Group’s or its Affiliates’ control or ability to influence the Company or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any willful breach of this Agreement by such Indemnitee or its Affiliates or other related Persons or (y) without limiting any other rights to indemnification, to the extent such control or the ability to control the Company or any of its Subsidiaries derives from the Silver Lake Transferee Group’s or its Affiliates’ capacity as an officer or director of the Company or any of its Subsidiaries) or (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its Subsidiaries; provided, however that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company will, and will cause its Controlled Entities to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For the purposes of this Section 4.17, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company or any of its Controlled Entities, then such payments shall be promptly repaid by such Indemnitee to the Company and its Controlled Entities, as applicable. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the articles and/or memorandum of association, certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents (the “Organizational Documents”) of the Company or any of its Subsidiaries.
(b)    The Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible (i.e., as the indemnitor of first resort) for the payment to the Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) applicable law, (ii) the Articles, (iii) any director indemnification agreements, (iv) this Agreement, (v) any other agreement between the Company or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (vi) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (vii) the

Organizational Documents of any Controlled Entity ((i) through (vii) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any Indemnitee-Related Parties. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Parties and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Parties shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Parties shall make any payment to the Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Party making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Party, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Party making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Company and/or any Controlled Entity, as applicable, and (z) Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Parties effectively to bring suit to enforce such rights. For purposes of this Section 4.17(b):
(c)    The term “Indemnitee-Related Party” means any Person (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.
(i)    The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which the Indemnitee shall be entitled to indemnification from both (1) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Party pursuant to any other agreement between any Indemnitee-Related Party and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Party and/or the Organizational Documents of any Indemnitee-Related Party, on the other hand.
(d)    The Company agrees that each of the Indemnitees and Indemnitee-Related Parties shall be third-party beneficiaries with respect to this Section 4.17, entitled to enforce this Section 4.17 as though each such Indemnitees and Indemnitee-Related Party were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 4.17 as though each such Controlled Entity was a party to this Agreement.
4.18    No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Stockholders, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or affiliates of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this STOCKHOLDERS’ AGREEMENT as of the date set forth in the first paragraph hereof.

ENTRATA, INC.

By:
Name:
Title:
[SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]

SLP EMBLEM AGGREGATOR II, L.P.
By: SLP VI Aggregator GP, L.L.C., its general partner
By: Silver Lake Technology Associates VI, L.P., its managing member
By: SLTA VI (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its managing member

By:
Name:
Title:

Address for Notices:

E-mail Address for Notices:

SLP EMBLEM AGGREGATOR, L.P.
By: SLP VI Aggregator GP, L.L.C., its general partner
By: Silver Lake Technology Associates VI, L.P., its managing member
By: SLTA VI (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its managing member

By:
Name:
Title:

Address for Notices:

E-mail Address for Notices:

[SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]

MANAGEMENT STOCKHOLDERS

Name: Adam Edmunds

Address for Notices:

E-mail Address for Notices:

Name: Chase Harrington

Address for Notices:

E-mail Address for Notices:

[SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]

EXHIBIT A
MANAGEMENT STOCKHOLDERS
1.    Adam Edmunds
2.    Chase Harrington
3.    [            ]
A-1-1

EXHIBIT B-1
FORM OF JOINDER AGREEMENT FOR AN ADDITIONAL STOCKHOLDER
This JOINDER AGREEMENT (this “Joinder Agreement”) is executed pursuant to the terms of the Stockholders’ Agreement, dated as of        , 2026, by and among Entrata, Inc., a Delaware corporation (the “Company”), and the other parties from time to time parties thereto, a copy of which is attached hereto and is incorporated herein by reference (the “Stockholders’ Agreement”), by the undersigned (the “Additional Stockholder”). Capitalized terms used but not defined herein have the meanings set forth in the Stockholders’ Agreement. By execution and delivery of this Joinder Agreement, the Additional Stockholder agrees as follows:
SECTION 1.    Acknowledgment. The Additional Stockholder acknowledges that such Additional Stockholder has acquired Equity Securities from [       ] pursuant to a Permitted Transfer.
SECTION 2.    Agreement. The Additional Stockholder (a) agrees that the Equity Securities it owns shall be bound by and subject to the terms of the Stockholders’ Agreement to the same extent as if such Additional Stockholder were an original Management Stockholder, (b) hereby adopts the Stockholders’ Agreement with the same force and effect as if it were originally a Management Stockholder thereto and (c) shall constitute a “Management Stockholder” under the Stockholders’ Agreement.
SECTION 3.    Notice. Any notice required to be provided by the Stockholders’ Agreement shall be given to the Additional Stockholder at the address listed beside such Additional Stockholder’s signature below.
SECTION 4.    Governing Law. This Joinder Agreement and the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.
B-1-1

Executed and dated this day of .

Additional Stockholder:

By:

Address for Notices:

E-mail Address for Notices:

B-1-2

EXHIBIT B-2
FORM OF JOINDER AGREEMENT FOR A TRANSFER BY A MEMBER OF THE
SILVER LAKE TRANSFEREE GROUP
This JOINDER AGREEMENT (this “Joinder Agreement”) is executed pursuant to the terms of the Stockholders’ Agreement, dated as of        , 2026, by and among Entrata, Inc., a Delaware corporation (the “Company”), and the other parties from time to time parties thereto, a copy of which is attached hereto and is incorporated herein by reference (the “Stockholders’ Agreement”), by the undersigned (the “Additional Silver Lake Transferee Group Member”). Capitalized terms used but not defined herein have the meanings set forth in the Stockholders’ Agreement. By execution and delivery of this Joinder Agreement, the Additional Silver Lake Transferee Group Member agrees as follows:
SECTION 1.    Acknowledgment. The Additional Silver Lake Transferee Group Member acknowledges that such Additional Silver Lake Transferee Group Member has acquired Equity Securities from a member of the Silver Lake Transferee Group (the “Transferor”) pursuant to a Permitted Transfer.
SECTION 2.    Assignment. In connection with such Permitted Transfer, the Transferor has assigned its rights and obligations set forth in [Section[s] [ ] of] the Stockholders’ Agreement to the Additional Silver Lake Transferee Group Member.
SECTION 3.    Agreement. The Additional Silver Lake Transferee Group Member (a) agrees that the Equity Securities it owns shall be bound by and subject to the terms of the Stockholders’ Agreement to the same extent as if such Additional Silver Lake Transferee Group Member were a member of the Silver Lake Transferee Group [(subject to any limitations on the assignment of such rights as set forth in Section 2 above)], (b) hereby adopts the Stockholders’ Agreement with the same force and effect as if it were originally a member of the Silver Lake Transferee Group [(subject to any limitations on the assignment of such rights as set forth in Section 2 above)] and (c) shall constitute a member of the “Silver Lake Transferee Group” under the Stockholders’ Agreement.
SECTION 4.    Notice. Any notice required to be provided by the Stockholders’ Agreement shall be given to the Additional Silver Lake Transferee Group Member at the address listed beside such Additional Silver Lake Transferee Group Member’s signature below.
SECTION 5.    Governing Law. This Joinder Agreement and the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.
B-2-1

Executed and dated this day of .

Additional Silver Lake Transferee Group Member:

By:

Address for Notices:

E-mail Address for Notices:

Acknowledged and Agreed to by

[SILVER LAKE TRANSFEREE GROUP TRANSFERRING MEMBER]

By:

[Title]
B-2-2